UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2008
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32423 (Commission File Number)	02-0733940 (I.R.S. Employer Identification No.)
One Alpha Place, P.O. Box 2345,
Abingdon, VA 24212
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
     As previously announced, on April 7, 2008, Alpha Natural Resources, Inc. (the “Company”) completed the offering of $287.5 million aggregate principal amount of its 2.375% convertible senior notes due 2015 (the “Notes”).
     The Company issued the Notes under an indenture dated as of April 7, 2008 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of April 7, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and Union Bank of California N.A., as trustee (the “Trustee”). The Base Indenture and the Supplemental Indenture (including the form of Note) are filed as Exhibits 4.1 and 4.3, respectively, to this report and are incorporated herein by reference. The following description of the Indenture is a summary and is not meant to be a complete description of the Indenture. This description is qualified in its entirety by reference to the detailed provisions of the Indenture.
     The Notes bear interest at a rate of 2.375% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008. The Notes will mature on April 15, 2015, unless previously repurchased by the Company or converted.
     The Notes are convertible in certain circumstances and in specified periods (as described in the Supplemental Indenture) at an initial conversion rate of 18.2962 shares of common stock per $1,000 principal amount of Notes, subject to adjustment upon the occurrence of certain events set forth in the Indenture. Upon conversion of Notes, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in cash, shares of common stock or a combination thereof, at the Company’s election.
     Upon a fundamental change (as described in Section 3.02 of the Supplemental Indenture), holders may require the Company to repurchase their Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, in cash. The Notes are not redeemable at the Company’s option prior to maturity.
     The Notes are the Company’s senior unsecured obligations and rank equally with all of the Company’s existing and future senior unsecured indebtedness. The Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness and all existing and future liabilities of the Company’s subsidiaries, including trade payables.
     Each of the Indenture and the Subordinated Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the securities then outstanding may declare the principal of the securities and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company, the principal amount of the securities together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

Item 8.01	Other Events.
     On April 7, 2008, the Company issued a press release announcing the completion of its concurrent public offerings of common stock and convertible notes. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

4.1	Indenture dated as of April 7, 2008, between Alpha Natural Resources, Inc. (the “Company”) and Union Bank of California, N.A., as Trustee (the “Trustee”).

4.2	Subordinated Indenture dated as of April 7, 2008, between the Company and the Trustee.

4.3	Supplemental Indenture dated as of April 7, 2008, between the Company and the Trustee.

4.4	Form of 2.375% Convertible Senior Note due 2015 (included in Exhibit 4.3).

99.1	Press Release dated April 7, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.
April 9, 2008	By:	/s/ Vaughn R. Groves
		Name:	Vaughn R. Groves
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Indenture dated as of April 7, 2008, between Alpha Natural Resources, Inc. (the “Company”) and Union Bank of California, N.A., as Trustee (the “Trustee”).

4.2	Subordinated Indenture dated as of April 7, 2008, between the Company and the Trustee.

4.3	Supplemental Indenture dated as of April 7, 2008, between the Company and the Trustee.

4.4	Form of 2.375% Convertible Senior Note due 2015 (included in Exhibit 4.3).

99.1	Press Release dated April 7, 2008.